UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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SUPPLEMENT TO PROXY STATEMENT

This supplement to the definitive proxy statement on Schedule 14A filed on July 29, 2019 (which we refer to as the “definitive proxy statement”) by WageWorks, Inc. (which we refer to as “WageWorks”, “we” or “us”) is being filed to supplement the definitive proxy statement as described pursuant to the Explanatory Note below.

EXPLANATORY NOTE

On June 26, 2019, WageWorks entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with HealthEquity, Inc. (which we refer to as “HealthEquity”) and Pacific Merger Sub Inc., a wholly owned subsidiary of HealthEquity (which we refer to as “Merger Sub”), pursuant to which the parties agreed that, subject to the terms and conditions set forth therein, HealthEquity will acquire WageWorks in a merger transaction (which we refer to as the “merger”). In connection with the merger, five purported stockholder complaints have been filed. Two complaints, captioned Kevin Nixon v. WageWorks, Inc., et al., Case No. 1:19-cv-07120, and Botros Soliman v. WageWorks, Inc., et al., Case No. 1:19-cv-07419, were filed against WageWorks and the WageWorks board in the United States District Court for the Southern District of New York. Two complaints, captioned Charles Glass v. WageWorks, Inc., et al., Case No. 3:19-cv-04532, and Kari Kreuger v. WageWorks, Inc., et al., Case No. 3:19-cv-04903, were filed against WageWorks and the WageWorks board in the United States District Court for the Northern District of California. One complaint, captioned Jordan Rosenblatt v. WageWorks, Inc., et al., Case No. 1:19-cv-01416, was filed against WageWorks and the WageWorks board in the United States District Court for the District of Delaware. We refer to these five actions by purported stockholders collectively as the “purported stockholder actions.” The complaints generally allege that the definitive proxy statement filed by WageWorks omits material information necessary for WageWorks’ stockholders to make an informed decision regarding the merger, and assert claims for violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and Rule 14a-9 promulgated thereunder. The actions captioned Charles Glass v. WageWorks, Inc., et al., and Jordan Rosenblatt v. WageWorks, Inc., et al. are brought as putative class actions on behalf of all public stockholders of WageWorks. The action captioned Charles Glass v. WageWorks, Inc., et al. also purports to assert a claim for violation of 17 C.F.R. § 244.100. The complaints seek, among other things, to enjoin the proposed merger or, should it be consummated, to rescind it or award damages, as well as an award of the plaintiffs’ attorneys’ fees and costs in the actions.

WageWorks believes that no supplemental disclosures are required under applicable laws. However, to avoid the risk of the purported stockholder actions delaying or adversely affecting the merger and to minimize the expense of defending the purported stockholder actions, and without admitting any liability or wrongdoing, WageWorks is making certain disclosures below that supplement and revise those contained in the definitive proxy statement, which we refer to as the “litigation-related supplemental disclosures.” The litigation-related supplemental disclosures contained below should be read in conjunction with the definitive proxy statement, which is available on the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, along with periodic reports and other information WageWorks files with the Securities and Exchange Commission. WageWorks and the other named defendants have denied, and continue to deny, that they have committed or assisted others in committing any violations of law or breaches of duty to the WageWorks stockholders, and expressly maintain that, to the extent applicable, they have complied with their fiduciary and other legal duties and are providing the litigation-related supplemental disclosures below solely for the purpose of eliminating the burden and expense of further litigation, putting the claims that were or could have been asserted to rest, and avoiding any possible delay to the closing of the merger that might arise from further litigation. Nothing in the litigation-related supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the litigation-related supplemental disclosures set forth herein. To the extent that the information set forth herein differs from or updates information contained in the definitive proxy statement, the information set forth herein shall supersede or supplement the information in the definitive proxy statement. All page references are to pages in the definitive proxy statement, and terms used herein, unless otherwise defined, have the meanings set forth in the definitive proxy statement.

Forward-Looking Statements

This communication, and any documents to which WageWorks refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent WageWorks’ current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of WageWorks for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect WageWorks’ business and the price of the common stock of WageWorks, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of WageWorks and the receipt of certain required regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on WageWorks’ business relationships, operating results and business generally, (v) the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) the risks related to diverting management’s attention from WageWorks’ ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against WageWorks related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in WageWorks’ filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, WageWorks does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT RELATED TO THE PURPORTED STOCKHOLDER ACTIONS

The section of the definitive proxy statement entitled “The Merger – Background of the Merger” beginning on page 22 is hereby amended by:

Amending and restating the third sentence of the fourth paragraph on page 24 as follows.

Representatives from Evercore then discussed the strategic alternatives and contingency plans available to WageWorks in response to actions undertaken by purported stockholders relating to WageWorks’ business operations and actions that would potentially enhance stockholder value and the possibility that WageWorks might not become current in its SEC filings by March 19, 2019 and provided a summary of recent discussions and inquiries that certain third parties, including Sponsor A, had with Evercore or members of WageWorks management.

Amending and restating the first sentence of the second paragraph on page 26 as follows.

On February 13, 2019, Mr. Harvey, Edgar Montes, the President and Chief Executive Officer of WageWorks, and certain members of the WageWorks board held a dinner meeting with representatives from Sponsor C in attendance during which the parties discussed Sponsor C’s potential interest in a strategic transaction with WageWorks.

Amending and restating the third paragraph on page 27 as follows.

On April 8, 2019, representatives of a financial sponsor (which we refer to as “Sponsor E”) met with Ismail Dawood, the Chief Financial Officer of WageWorks, to discuss the business, financial and technical aspects of WageWorks.

Amending and restating the second paragraph on page 31 as follows.

On May 17, 2019, Wilson Sonsini delivered a revised draft of the merger agreement to Willkie that contemplated, among other things, a 60 day “go-shop” period with an ability to continue discussions with a party that has submitted a written proposal during the “go-shop” period that is reasonably likely to lead to a superior proposal (which we refer to as an “excluded party”), and a termination fee of 3% of the equity value of WageWorks in the event WageWorks entered into an alternative proposal, or 1% of the equity value of WageWorks in the event WageWorks entered into an alternative proposal with an excluded party.

The section of the definitive proxy statement entitled “The Merger – Summary of Evercore’s Financial Analysis” beginning on page 40 is hereby amended by:

Amending and restating the second sentence of the fourth paragraph on page 40 as follows.

Evercore calculated terminal values for WageWorks by applying perpetuity growth rates of 2.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience given the nature of WageWorks’ industry, to a terminal year estimate of the unlevered, after-tax free cash flows that WageWorks was forecasted to generate based on the base case projections, with and without taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions furnished to Evercore by management of WageWorks.

Amending and restating the fourth sentence of the fourth paragraph on page 40 as follows.

Based on this range of implied enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock (including promised but ungranted employee options), in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock of $29.02 to $47.52 without taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions and $29.02 to $52.36 taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions, compared to the merger consideration of $51.35 per share of WageWorks common stock.

Amending and restating the second sentence of the last paragraph on page 40 as follows.

Evercore calculated terminal values for WageWorks by applying perpetuity growth rates of 2.0% to 5.0%, which range was selected based on Evercore’s professional judgment and experience given the nature of WageWorks’ industry, to a terminal year estimate of the unlevered, after-tax free cash flows that WageWorks was forecasted to generate based on the alternative scenario, with and without taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions furnished to Evercore by management of WageWorks.

Amending and restating the fourth sentence of the last paragraph on page 40 as follows.

Based on this range of implied enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock (including promised but ungranted employee options), in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock of $21.63 to $34.38 without taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions and $21.63 to $39.32 taking into account alternative business assumptions with respect to WageWorks’ hypothetical acquisitions, compared to the merger consideration of $51.35 per share of WageWorks common stock.

Amending and restating the second sentence of the second paragraph on page 42 as follows.

Based on this range of implied total enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock, in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock of $31.38 to $54.00 compared to the merger consideration of $51.35 per share of WageWorks common stock.

Amending and restating the second sentence of the third paragraph on page 42 as follows.

Based on this range of implied total enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock, in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock of $35.59 to $67.72 compared to the merger consideration of $51.35 per share of WageWorks common stock.

Inserting the following table after the first sentence of the second paragraph on page 43.

Company	2019E Revenue	2019E Adjusted EBITDA	Growth- Adjusted 2019E Revenue	Growth- Adjusted 2019E Adjusted EBITDA
Benefit Services and Technology
Willis Towers Watson plc(3)	3.3x	13.1x	0.70x	2.12x
Teladoc Health, Inc.	9.1x	NM(1)	0.35x	NA(2)
HealthEquity, Inc.(4)	13.3x	NM(1)	0.72x	NA(2)
eHealth, Inc.	5.6x	NM(1)	0.24x	NA(2)
Benefitfocus, Inc.	3.3x	NM(1)	0.21x	NA(2)
Castlight Health, Inc.	2.5x	NM(1)	0.18x	NA(2)
HCM/HR IT
Automatic Data Processing Inc.	5.0x	20.2x	0.62x	NA(2)
Workday, Inc.	14.5x	NM(1)	0.65x	NA(2)
Paychex Inc.	7.7x	19.0x	1.13x	NA(2)
Paycom Software, Inc.	17.7x	NM(1)	0.77x	NA(2)
Paylocity Holding Corp.	9.9x	NM(1)	0.49x	NA(2)
Cornerstone OnDemand, Inc.	6.3x	29.0x	0.42x	1.48x
Financial Processing & Outsourcing

Fidelity National Information Services, Inc(5).	7.4x	17.3x	0.80x	1.28x
Fiserv, Inc.(6)	5.8x	15.4x	1.12x	2.15x
Global Payments Inc.(7)	6.6x	18.3x	0.62x	1.97x
Jack Henry & Associates, Inc.	6.6x	20.3x	NA(2)	NA(2)
ACI Worldwide, Inc.(8)	2.9x	10.7x	0.49x	1.07x

(1)	“NM” means not meaningful.
(2)	“NA” means not available.
(3)	After giving pro forma effect to the acquisition of MG LLC, as announced on March 31, 2019.
(4)	As of April 29, 2019, the last full trading day prior to media reports of the possibility of a merger.
(5)	After giving pro forma effect to the acquisition of Worldpay, Inc., as announced on March 18, 2019.
(6)	After giving pro forma effect to the acquisition of First Data Corporation, as announced on January 16, 2019.
(7)	After giving pro forma effect to the acquisition of Total System Services Inc., as announced on May 28, 2019.
(8)	After giving pro forma effect to the acquisition of Speedpay from The Western Union Company, as announced on February 28, 2019.

Amending and restating the second sentence of the first paragraph on page 44 as follows.

Based on this range of implied total enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock, in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock as set forth in the below table, compared to the merger consideration of $51.35 per share of WageWorks common stock.

Amending and restating the second sentence of the second paragraph on page 44 as follows.

Based on this range of implied total enterprise values, WageWorks’ estimated net cash of approximately $145 million (calculated as the difference between estimated total debt of approximately $165 million and estimated cash, cash equivalents and customer obligations of approximately $310 million) as of June 30, 2019, and the number of fully diluted shares of WageWorks common stock, in each case as provided by WageWorks’ management, this analysis indicated a range of implied equity values per share of WageWorks common stock as set forth in the below table, compared to the merger consideration of $51.35 per share of WageWorks common stock.

Amending and restating the first paragraph on page 46 as follows.

Pursuant to the terms of Evercore’s engagement letter with WageWorks, WageWorks has agreed to pay Evercore a fee for its services in the amount of approximately $26.0 million, of which $0.4 million was paid as an initial fee upon execution of Evercore’s engagement letter with WageWorks and $2.0 million was paid upon execution of the merger agreement, and the balance of which will be payable contingent upon the consummation of the merger, as well as a potential discretionary fee of $1.5 million, which is payable at WageWorks’ sole discretion based upon, among other things, the resources expended by Evercore in the course of their engagement, WageWorks’ satisfaction with the services rendered and the benefit to WageWorks of the successful conclusion of the engagement.

The section of the definitive proxy statement entitled “The Merger – Certain Financial Projections” beginning on page 46 is hereby amended by:

Amending and restating the table on page 47 as follows.

Fiscal Year Ended December 31
(in millions)	FY2019	FY2020	FY2021	FY2022	FY2023	FY2024

Base Case Projections – Without Hypothetical Acquisitions

Revenue	$465	$487	$511	$537	$555	$574
Total Expenses	($355)	($340)	($351)	($364)	($375)	($386)
Adjusted EBITDA(1)	$122	$147	$160	$173	$179	$188
Operating Income	$41	$82	$96	$110	$118	$129

Net Interest Income (Expense)	($0)	$19	$22	$26	$29	$33
Tax Expense	($12)	($25)	($30)	($34)	($37)	($41)
Net Income	$29	$75	$89	$102	$110	$122
NOPAT(2)	$48	$69	$80	$91	$97	$105
Free Cash Flow(3) (5)	$62	$66	$81	$89	$95	$99

Base Case Projections – With Hypothetical Acquisitions(4)

Revenue	$465	$497	$541	$588	$627	$669
Total Expenses	($355)	($349)	($375)	($403)	($429)	($456)
Adjusted EBITDA(1)	$122	$148	$166	$185	$198	$213
Operating Income	$41	$83	$100	$118	$131	$148
Net Interest Income (Expense)	($0)	$13	$14	$16	$18	$18
Tax Expense	($12)	($24)	($29)	($34)	($37)	($42)
Net Income	$29	$72	$86	$101	$112	$125
NOPAT(2)	$48	$70	$83	$97	$107	$120
Free Cash Flow(3) (5)	$62	$66	$83	$94	$103	$111

Alternative Scenario – Without Hypothetical Acquisitions

Revenue	$465	$477	$489	$503	$513	$524
Total Expenses	($355)	($346)	($355)	($365)	($375)	($384)
Adjusted EBITDA(1)	$122	$131	$135	$138	$139	$140
Operating Income	$41	$67	$73	$77	$79	$84
Net Interest Income (Expense)	($0)	$11	$13	$15	$18	$20
Tax Expense	($12)	($20)	($21)	($23)	($24)	($26)
Net Income	$29	$59	$64	$70	$73	$79
NOPAT(2)	$48	$58	$63	$66	$68	$72
Free Cash Flow(3) (5)	$62	$59	$66	$68	$68	$68

Alternative Scenario – With Hypothetical Acquisitions(4)

Revenue	$465	$487	$519	$554	$586	$619
Total Expenses	($355)	($354)	($379)	($404)	($429)	($454)
Adjusted EBITDA(1)	$122	$133	$140	$150	$157	$165
Operating Income	$41	$68	$76	$86	$93	$103
Net Interest Income (Expense)	($0)	$8	$9	$9	$9	$9
Tax Expense	($12)	($19)	($21)	($24)	($26)	($28)
Net Income	$29	$57	$64	$71	$77	$84
NOPAT(2)	$48	$59	$65	$73	$78	$86
Free Cash Flow(3) (5)	$62	$59	$68	$72	$76	$80

(1)	“Adjusted EBITDA” is a non-GAAP financial measure calculated as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and non-recurring items.
(2)	“NOPAT” is a non-GAAP financial measure calculated as Adjusted EBITDA less depreciation and amortization and tax expenses.
(3)

“Free Cash Flow” is a non-GAAP financial measure calculated as NOPAT, plus depreciation and after-tax amortization, and less after-tax share based compensation, changes in net working capital and capital expenditures. As used in the table above, Free Cash Flow is the same as “unlevered, after-tax free cash flow,” as used by Evercore in its discounted cash flow analysis, as described in further detail in the section titled “The Merger (Proposal 1) — Opinion of Evercore Group L.L.C.” beginning on page 39.

(4)

NOPAT and Free Cash Flow for the base case projections and the alternative scenario, in each case taking into account management’s business assumptions with respect to WageWorks’ hypothetical acquisitions, were calculated by Evercore in connection with its financial analyses described in “The Merger (Proposal 1) — Opinion of Evercore Group L.L.C.” beginning on page 39, utilizing the same methodology set forth in footnotes 2 and 3 above, respectively.

(5)

Free Cash Flow, as used in the table above, is the same as “unlevered, after-tax free cash flow”, as used by Evercore in its discounted cash flow analysis, as described in further detail in the section titled “The Merger (Proposal 1) — Opinion of Evercore Group L.L.C.” beginning on page 39.